Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. to Acquire Vehicle Care Division of Ecolab

Company to Hold Conference Call Today

•                  Combination Creates an Industry Leading Vehicle Care Platform

•                  Creates Compelling Shareholder Value — Accretive Transaction in Fiscal 2013

•                  Establishes New Platform to Capitalize on Attractive $1 Billion Market

ATLANTA, October 17, 2012 — Zep Inc. (NYSE:ZEP), a leading producer and marketer of a wide range of cleaning and maintenance solutions, today announced that it has entered into a definitive agreement to purchase all of the assets of Ecolab Vehicle Care, a division of Ecolab Inc. (NYSE: ECL), for approximately $120 million.  Sales and adjusted EBITDA for Ecolab’s vehicle care division for the trailing 12 months ending June 30, 2012 were approximately $66 million and $13 million, respectively.  Pending regulatory approvals, the purchase is expected to close later this calendar year.

Once approved, the combination of Ecolab’s Vehicle Care division, Zep’s existing North American Sales and Service vehicle wash operations, Niagara and Washtronics will create a new platform, “Zep Vehicle Care,” representing approximately 13% of the Company’s net sales.  Zep Vehicle Care — to be based in Minnesota — will be a leading provider of vehicle care products, including soaps, polishes, sealants, wheel and tire treatments and air fresheners to professional car washes, convenience stores, auto detailers, and commercial fleet wash customers.   Zep Vehicle Care will access customers through the direct and distribution channels, and will provide car, truck and fleet wash operators high efficacy products for their wash tunnels and facilities as well as retail operations.

Zep Inc. will finance the acquisition using existing debt capacity.  The Company will incur acquisition-related costs associated with advisory, legal and other due diligence-related services during its first and second quarters of fiscal 2013. In addition, the Company is subject to a transition services agreement during a period up to 12 months under which Ecolab will continue to provide certain services to the Company.  Despite these first year acquisition and transition-related costs, the Company anticipates this transaction will be modestly accretive to earnings in fiscal 2013.  Once integration activities are complete, the Company anticipates realizing additional synergies ranging between $1.5 million and $2 million annually.

“This transaction creates a dynamic and compelling sales and marketing platform for the $1 billion U.S. vehicle care marketplace,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.  “The greater scale and diverse offerings of the new Zep Vehicle Care will enable us to capitalize on growth opportunities and further enhance shareholder value.”  “By combining outstanding vehicle care brands, products and professionals, the formation of Zep Vehicle Care represents another example of our diversification strategy and our disciplined focus within those key markets where we bring unique value and expertise to our customers.”

The products and services offered by Zep Vehicle Care will combine leading brands such as Zep® Enviroedge™, Niagara National™, Washtronics and Armor All Professional™ with Blue Coral®, Rain-X® and Black Magic® — all delivered through the superior, personalized service and support of a world-class team.  The new entity will be led by Steve Nichols, the current General Manager of Ecolab Vehicle Care, who will assume the position of President, Zep Vehicle Care, upon closing of the transaction.

“I am very excited about the value this combination of industry leaders brings to all concerned, especially our customers, who will continue to receive the same high level of sales and service they enjoy today,” said Nichols.  “As Ecolab evaluated potential buyers for our business, a key consideration was whether the new combination would provide greater access to the tools and resources our customers need to continue to grow their businesses and to be more profitable,” Nichols continued.  “We have definitely found this in Zep.”

“Ecolab’s vehicle care products and sales expertise are highly complementary to the products and expertise currently delivered through Zep’s existing operations,” said Tom Moffett, President of Zep North American Sales and Service.  “By joining forces, vehicle care associates from both organizations will enjoy the benefits of a large, well-resourced organization focused on the vehicle care customer.  Following the acquisition, our sales and service organization will be able to focus on other important, high-growth markets,” Moffett continued.

Ron Kirschner, General Manager, Niagara National, added “I look forward to working with Steve and his team to further accelerate the growth we are experiencing in our Niagara truck and fleet wash business.”

The Company will hold a webcast and conference call to discuss the details of the transaction at 11:00 a.m. ET on Wednesday, October 17, 2012.  The call and accompanying presentation will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at 253-237-1190, conference ID: 46127971.  A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal year 2012 net sales of $654 million, is a leading producer and marketer of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional™, Enforcer®, National Chemical®, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick, MicrobeMax™, Country Vet®, Konk™, Niagara National™, Washtronics, Washtronics of America, Forward Chemicals, Rexodan®, and a number of private labeled brands. Founded in 1937, some of Zep’s brands have been in existence since 1896.  Zep Inc. is headquartered in Atlanta, Georgia. Visit our website at www.zepinc.com.

About Ecolab Vehicle Care

Ecolab’s Vehicle Care Division is a leading provider of the vehicle care industry’s most recognizable branded commercial cleaners, protectants and related products and accessories to the car wash, convenience store, auto dealership and fleet-wash markets in North America.  Its 300 products meet customer needs across all segments of the industry.  The Division is headquartered in St. Paul, Minnesota.

###

Investor Contact:	Media Contact:
Tony Mezza	Michael Ares
Zep Inc.	Fleishman-Hillard
404-603-7762	404-739-0133
antonio.mezza@zep.com	michael.ares@fleishman.com